Exhibit 10.1

Execution Version

SECURED PROMISSORY NOTE

Effective Date: August 25, 2021

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, CHARAH, LLC, a Kentucky limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of B. RILEY COMMERCIAL CAPITAL, LLC, a Delaware limited liability company or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of Seventeen Million Eight Hundred Fifty-One Thousand Eight Hundred and Twenty-Seven Dollars and Fifty Cents ($17,851,827.50), together with all accrued interest thereon and all accrued fees as provided in this Secured Promissory Note (the “Note”).

1. Definitions; Interpretation.

1.1 Capitalized terms used herein shall have the meanings set forth in this Section 1.1.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten (10)% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means the per annum rate equal to eight percent (8%).

“Beneficial Ownership Regulation” has the meaning set forth Section 13.10.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash Equivalents” as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia having capital, surplus, and undivided profits aggregating in excess of Five Hundred Million Dollars $500,000,000, having maturities of not more than one year from the date of acquisition by such Person, (c)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than two hundred and seventy (270) days after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 40% or more of the outstanding Equity Interests of the Borrower, or (b) individuals who constitute the continuing directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Charah Solutions” means Charah Solutions, Inc., a Delaware corporation and indirect parent of the Borrower.

“Closing Date” means the date on which the conditions precedent set forth in Section 12 are satisfied or waived.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agreement” shall mean that certain Letter of Credit Cash Collateral Agreement, dated as of the date of this Note, by and between the Bank of America, N.A. and Charah Solutions.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business which are not past due; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower; (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower, and (i) indebtedness of any partnership, unlimited liability company, or unincorporated joint venture in which the Borrower is a general partner, member, or a joint venturer, respectively (unless such Debt is expressly made non-recourse to the Borrower).

“Default” means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus 2.0%.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any asset or property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” means the lawful currency of the United States.

“Equity Interests” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of §4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under §414 of the Code.

“Event of Default” has the meaning set forth in Section 10.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Indemnified Party” has the meaning set forth in Section 13.2(b).

“Interest Payment Date” means, subject to Section 3.2 and Section 3.3, the Maturity Date.

“Investments” has the meaning set forth in Section 9.5.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LC Obligations” means the “Secured Obligations” as such term is defined in the Collateral Agreement.

“Lien” means with respect to any Person, any security interest, lien, encumbrance or other similar interest granted or suffered to exist by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a capital lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise..

“Loan” means the loan evidenced by this Note in the aggregate principal amount of Seventeen Million Eight Hundred Fifty-One Thousand Eight Hundred and Twenty-Seven Dollars and Fifty Cents ($17,851,827.50).

“Loan Documents” means, collectively, this Note, the Security Agreement and all other agreements, documents, certificates, and instruments executed and delivered to the Noteholder by the Borrower in connection therewith.

“Mandatory Prepayment” has the meaning set forth in Section 3.3.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or financial condition of the Borrower; (b) the validity or enforceability of the Note or Security Agreement; (c) the perfection or priority of any Lien purported to be created under the Security Agreement; (d) the rights or remedies of the Noteholder hereunder or under the Security Agreement; or (e) the Borrower’s ability to perform any of its material obligations hereunder or under the Security Agreement.

“Maturity Date” means the earlier of (a) the thirteenth (13th) month anniversary of the date of this Note and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering” means the consummation of the Borrower’s public offering of up to One Hundred and Thirty Million Dollars ($130,000,000.00) aggregate principal amount of 8.50% Senior Notes due 2026 (or One Hundred and Thirty-Five Million Dollars ($135,000,000.00) aggregate principal amount of 8.50% Senior Notes due 2026 if the underwriters’ option is exercised in full) with B. Riley Securities, Inc.

“Parties” has the meaning set forth in the introductory paragraph.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Plan” at any one time, means any “employee benefit plan” that is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Prior Credit Agreement” means that certain Credit Agreement, dated as of September 21, 2018, by and among the Borrower, as the borrower, certain subsidiaries of the Borrower, as the guarantors, Bank of America, N.A., as the administrative agent, swingline lender and L/C issuer, and the lenders party thereto from time to time, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 5, 2019, that certain Amendment No. 2 to Credit Agreement and Waiver, dated as of August 13, 2019, that certain Amendment No. 3 to Credit Agreement, dated as of March 5, 2020, that certain Amendment No. 4 to Credit Agreement, dated as of November 19, 2020 and that certain Amendment No. 5 to Credit Agreement and Waiver, dated as of August 3, 2021, as in effect immediately prior to the date of the Offering.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived.

“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom, Canada, or other relevant sanctions authority.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and between the Borrower and Noteholder.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than fifty (50)% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or, (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Note shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

1.2 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Term Loan. Subject to the terms and conditions of this Note, the Noteholder agrees to make, in a single advance, a term loan to the Borrower on the Closing Date in an amount equal to the Loan amount. The amount borrowed under this Section 2, to the extent repaid or prepaid, may not be reborrowed.

3. Payment Dates; Optional Prepayments.

3.1 Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest thereon, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 3.3 or in Section 11.

3.2 Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time by paying on the date of prepayment, the principal amount to be prepaid together with, accrued interest thereon to the date of prepayment, but without premium or penalty, other than any applicable the fees payable under Section 5.6 relating thereto. No prepaid amount may be reborrowed.

3.3 Mandatory Prepayments. The Borrower shall be required to prepay the outstanding principal balance of the Loan, together with any accrued interest thereon and fees hereunder or under the Security Agreement upon the occurrence of the following events and in or to the extent of the following amounts (any such prepayment, a “Mandatory Prepayment”):

(a) Upon the incurrence of any Debt not permitted under Section 9.1, in an amount equal to the net proceeds of such Debt; and

(b) Upon release to or receipt by Borrower or Charah Solutions of any “Collateral” under the Collateral Agreement or the application by the “LC Issuer” thereunder of any such “Collateral” to pay any of Charah Solutions’ obligations thereunder, in an amount equal to the total amount so released, received or applied.

Charah Solutions, by executing this Note, hereby agrees to comply with the requirements of the foregoing Section 3.3(b) and deliver to the Borrower, for further payment to the Noteholder, any proceeds received from the release of any “Collateral” under the Collateral Agreement in the amount released, received or applied.

4. Security Agreement. The Borrower’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

5. Interest; Fees.

5.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

5.2 Interest Payment Dates. Interest shall be payable in arrears to the Noteholder on each Interest Payment Date.

5.3 Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full, which interest shall be payable on demand.

5.4 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.

5.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law/that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

5.6 Fees.

(a) Commitment Fee. The Borrower shall pay to the Noteholder on or prior to the Maturity Date, in immediately available funds, a non-refundable commitment fee equal to 2.5% of the Loan amount.

(b) Duration Fee. The Borrower shall pay to the Noteholder at the time of any payment or prepayment of all or any portion of the Loan, in immediately available funds, the following non-refundable duration fees: to the extent paid on or prior to the ninetieth (90th) day subsequent to the Closing Date, zero percent (0%) of the amount paid; and if paid subsequent thereto, an amount equal to a percentage of the amount paid during such period that increases by one percent (1.0%) for each consecutive thirty (30) day period subsequent thereto (e.g., if paid during the period subsequent to the ninetieth (90th) day post-Closing Date, but on or prior to the one hundred and twentieth (120th) day post-Closing Date, a fee equal to one percent (1%) of the amount paid, if paid during the period subsequent to the one hundred and twentieth (120th) day post-Closing Date and on or prior to the one hundred and fiftieth (150th) day post-Closing Date, a fee equal to two percent (2.0%) of the amount paid, etc.).

6. Payment Mechanics.

6.1 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

6.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the Loan made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

6.5 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kentucky, (b) has the requisite limited liability company power and authority, and the legal right, to execute and deliver this Note and the other the Loan Documents, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all Laws, except to the extent that the failure to comply therewith has not had nor could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Authorization; Execution and Delivery. The execution and delivery of the Loan Documents by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable Laws. The Borrower has duly executed and delivered to the Noteholder the Loan Documents.

7.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or in order for the Borrower to execute, deliver, or perform any of its obligations under the Loan Documents, except (i) consents, authorizations, filings, and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 7.18.

7.4 No Violations. The execution, delivery and performance of the Loan Documents, and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate, in any material respect, any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) result in, or require, the creation or imposition of any Lien on any of its properties or assets pursuant to any Law applicable to the Borrower or any such material contract or agreement by which the Borrower may be bound (other than the Liens created by the Loan Documents).

7.5 Enforceability. Each of the Loan Documents is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that have had or could reasonably be expected to have a Material Adverse Effect.

7.7 PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

7.8 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower is not, and to the knowledge of the Borrower, no director, officer, employee of the Borrower, or any agent of the Borrower that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person. No use of proceeds of the Loan or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.

7.9 No Default. No Default or Event of Default has occurred and is continuing.

7.10 Ownership of Property; Liens. The Borrower has fee simple title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 9.2.

7.11 Insurance. The properties of the Borrower are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

7.12 [Reserved].

7.13 [Reserved].

7.14 Taxes; ERISA.

(a) The Borrower has filed all material Federal, state, and other material tax returns that are required to be filed and has paid all material taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). To the knowledge of the Borrower, no material tax Lien has been filed, and no material claim is being asserted, with respect to any such tax, fee, or other charge.

(b) ERISA. Except to the extent any failure to so comply has not resulted in nor could reasonably be expected to result in a Material Adverse Effect:

(i) Each Plan is in compliance with ERISA, the Code and any Requirement of Law in all material respects; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is reasonably likely to occur) with respect to any Plan.

(ii) No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan.

(iii) Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made.

(iv) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability that has resulted in or could reasonably be expected to result in a material liability under ERISA, in connection with any Multiemployer Plan.

(v) No such Multiemployer Plan is (or is reasonably expected to be) terminated, in Reorganization, or insolvent (within the meaning of §4245 of ERISA).

7.15 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

7.16 Investment Company Act. The Borrower is not, nor is it required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

7.17 Accuracy of Information, Etc. The Borrower has disclosed to the Noteholder in writing all agreements, instruments, and limited liability company or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Note, any other Loan Document, or any other document, certificate, or statement furnished by or on behalf of the Borrower to the Noteholder, for use in connection with the transactions contemplated by this Note or the other Loan Documents, when taken as a whole, contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

7.18 Security Documents. The Security Agreement creates in favor of the Noteholder a legal, valid, continuing, and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in accordance with Section 7 of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code), the Noteholder will have a perfected Lien on, and security interest in, to and under all right, title, and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording, or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except for Liens permitted under Section 9.2.

7.19 Solvency. The Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

8. Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall:

8.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, and except, as in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.2 Compliance. (a) Comply with all Laws applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain in effect and enforce policies and procedures designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.3 Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

8.4 Notice of Events of Default. As soon as possible and in any event within five (5) Business Days after it becomes aware, notify the Noteholder in writing, (a) that an Event of Default has occurred, which notice shall include the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default; or (b) of any development or event that has had or could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 8.4 shall be accompanied by a statement of an authorized officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

8.5 Refinancing. Charah Solutions and the Borrower shall use their best efforts to obtain a refinancing debt or letter of credit facility from potential financing sources other than the Noteholder that will provide for the replacement or assumption of the Letters of Credit giving rise to the LC Obligations (such refinancing facility, the “Replacement LC Facility”) and the repayment of all debt and other obligations hereunder, and upon the replacement or assumption of such Letters of Credit, Charah Solutions and/or the Borrower will comply with Section 3.3(b) with respect to the release of the “Collateral” under the Collateral Agreement.

8.6 Maintenance of Property; Insurance. Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain insurance with respect to its property and business (including without limitation, property and casualty and business interruption insurance) with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.

8.7 Inspection of Property’ Books and Records; Discussions. Keep proper books of records and accounts, in which full, true, and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions and assets in relation to its business and activities, and permit the Noteholder to visit and inspect any of its properties and examine and make abstracts from any of its books and records, at reasonable times and on reasonable advance notice, and to discuss its business operations, properties, and financial and other condition with its officers and employees and its independent certified public accountants.

8.8 Use of Proceeds. Use the proceeds of the Loan to solely to cash collateralize the LC Obligations.

8.9 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as the Noteholder determines may be necessary or advisable to carry out the intent and purposes of this Note or the Security Agreement.

8.10 Post-Closing Covenant. Within fifteen (15) days of the date of this Note, the Noteholder shall have received customary legal opinions from counsel to the Borrower reasonably satisfactory to the Noteholder, opining to the authority of the Borrower to execute, deliver and perform its respective obligations under the Loan Documents, to the validity and binding effect and enforceability of the Loan Documents, to the perfection of the security interests provided to the Noteholder in the Collateral, and to such other matters as the Noteholder and its counsel shall reasonably require.

9. Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

9.1 Indebtedness. Incur, create or assume any Debt for borrowed money in an aggregate amount in excess of Twenty Million Dollars ($20,000,000) other than Debt that was (a) existing or arising under this Note; (b) existing as of the date of this Note (other than the Debt under the preceding clause (a)); (c) in the form of capital leases or purchase money indebtedness, (d) incurred to refinance any Debt under the preceding clauses (b) or (c) or (e) incurred pursuant to a Replacement LC Facility.

9.2 Liens. Incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for (a) Liens created pursuant to the Security Agreement; (b) Liens existing as of the date of this Note; (c) Liens on any Debt for borrowed money to the extent such Debt is permitted under Section 9.1 and (d) Liens incurred in connection with any refinancing of any Debt not prohibited under Section 9.1.

9.3 Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower is engaged on the date of this Note or that are reasonably related thereto.

9.4 Mergers. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, unless the Borrower is the continuing or surviving Person, or liquidate or dissolve.

9.5 [Reserved].

9.6 Limitation on Dispositions. Dispose of all or substantially all of its property, whether now owned or hereafter acquired.

9.7 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower to the extent any such dividend, payment or distribution would be used by Charah Solutions to declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, common stock of Charah Solutions.

9.8 Limitation on Prepayments of Debt. Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance, or purchase of any amounts (whether principal or interest) payable under any Debt which is contractually subordinated in right of payment to the obligations of the Borrower pursuant to the Loan Documents.

9.9 Limitation on Transactions With Affiliates. Enter into or be a party to any transaction including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate unless (a) such transaction is (i) otherwise not prohibited by the terms of this Note; and (ii) on fair and reasonable terms no less favorable to the Borrower, than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person or (b) such transaction is already in effect as of the date of this Note.

10. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

10.1 Failure to Pay. The Borrower fails to pay any principal amount of the Loan or interest, fees or any other amount under any of the Loan Documents when due.

10.2 Breach of Representations and Warranties. Any representation, warranty, certification, or other statement of fact made or deemed made by the Borrower to the Noteholder hereunder or in the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

10.3 Breach of Covenants. The Borrower fails to observe or perform (a) any covenant, condition, or agreement contained in Section 8.4 or Section 9 or (b) any other covenant, obligation, condition, or agreement contained in this Note or the Security Agreement, other than those specified in clause (a) above or in respect of Section 10.1, and such failure continues for thirty (30) days after written notice to the Borrower.

10.4 Cross-Defaults. The Borrower (a) fails to pay when due any of its Debt (other than Debt arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (b) fails to observe or perform any other agreement or condition relating to any such Debt, or any other event occurs that would constitute a default under such Debt, the effect of which default is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, such Debt to become due or prepaid, in each case in respect of Debt having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Five Million Dollars ($5,000,000).

10.5 Bankruptcy.

(a) The Borrower commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b) There is commenced against the Borrower any case, proceeding, or other action of a nature referred to in Section 10.5(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(c) There is commenced against the Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(d) The Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a), Section 10.5(b), or Section 10.5(c) above; or

(e) The Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

10.6 ERISA. (a) Any Person shall engage in any “prohibited transaction” (as defined in §406 of ERISA or §4975 of the Code) involving any Plan; (b) any failure to satisfy the minimum funding standard (within the meaning of Sections §412 or §430 of the Code or §302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate; (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of trustee is, in the reasonable opinion of the Noteholder, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; or (e) the Borrower or any ERISA Affiliate shall reasonably be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could, in the Noteholder’s sole judgment, reasonably be expected to have a Material Adverse Effect.

10.7 Security Agreement. (a) The Security Agreement ceases for any reason to be valid, binding, and in full force and effect or any Lien created by the Security Agreement ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder; (b) any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder; (c) the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document;(d) the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document; or (e) the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document.

10.8 Change of Control. Any Change of Control occurs.

10.9 Material Adverse Effect. The occurrence of a Material Adverse Effect.

10.10 Judgments. One or more judgments or decrees shall be entered against the Borrower in an amount exceeding Five Million Dollars ($5,000,000) and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon, all fees hereunder and all other amounts payable under this Note and/or the Security Agreement, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under this Note, the Security Agreement or applicable Law; provided, however, that if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Loan and all the other fees and amounts hereunder shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

12. Conditions Precedent. The obligation of the Noteholder to make the Loan required to be made by it hereunder is subject to the satisfaction or the waiver by the Noteholder of the following conditions precedent:

(a) The Noteholder shall have received:

(i) this Note, duly executed and delivered by an authorized officer of the Borrower;

(ii) the Security Agreement, duly executed and delivered by an authorized officer of the Borrower;

(iii) in form and substance satisfactory to the Noteholder, a certificate of the Borrower, certified by an authorized officer of the Borrower, including:

(A) a certificate of incorporation of the Borrower certified by the Secretary of State of the State of Kentucky;

(B) by-laws of the Borrower as in effect on the date on which the resolutions referred to below were adopted;

(C) resolutions of the governing body of the Borrower approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary limited liability company action;

(D) a certification that the names, titles, and signatures of the officers of the Borrower authorized to sign each Loan Document and other documents to be delivered hereunder and thereunder are true and correct;

(E) a long-form good standing certificate for the Borrower from the Secretary of State of the State of Kentucky; and

(F) a certification of the matters set forth in subsections (c) and (d) below;

(iv) payment of all fees required to be paid and payment of all expenses for which invoices have been presented (including the fees and expenses of legal counsel), on or before the Closing Date; and

(v) such other documents as the Noteholder may reasonably request.

(b) The following transactions shall have been consummated, in each case on terms and conditions satisfactory to the Noteholder;

(i) the closing of the Offering;

(ii) the repayment of the credit facility pursuant to the Prior Credit Agreement and the Noteholder shall have received satisfactory evidence that (i) the Prior Credit Agreement and all documents related thereto shall have been terminated and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith; and

(iii) agreement on the Collateral Agreement between the parties thereto and the Noteholder shall have received a true and complete copy of the Collateral Agreement as executed and delivered by the parties thereto;

(c) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date; and

(d) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on the Closing Date.

13. Miscellaneous.

13.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:

  12601 Plantside Drive Louisville, KY 40299

  Attn: Scott Sewell, President & Chief Executive Officer

  Telephone: 502-243-1353, Facsimile: 502-245-7398

  Email: ssewell@charah.com

  With a copy to (which shall not constitute notice):

  Vinson & Elkins LLP

  1001 Fannin Street Suite 2500 Houston, TX 77002

  Attn: Darin Schultz

  Telephone: 713.758.2584

  Email: dschultz@velaw.com

(ii)	If to the Noteholder:

  11100 Santa Monica Blvd Ste 800, Los Angeles, CA 90025

  Attn: General Counsel

  Telephone: (310) 966-1444

  Email: legal@brileyfin.com

  With a copy to (which shall not constitute notice):

  Duane Morris LLP

  One Riverfront Plaza

  1037 Raymond Boulevard, Suite 1800, Newark, NJ 07102-5429

  Attn: Dean M. Colucci

  Telephone: 973-424-2020

  Email: dmcolucci@duanemorris.com

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

13.2 Expenses; Indemnification.

(a) The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable and documented out-of-pocket expenses and fees of its counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note and the Security Agreement and the enforcement of the Noteholder’s rights hereunder and thereunder.

(b) The Borrower agrees to indemnify and hold harmless the Noteholder and each of its Related Parties (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities, and related expenses (including the fees, charges, and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower ) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i) the execution or delivery of this Note and the Security Agreement or any agreement or instrument contemplated in this Note or Security Agreement, the performance by the parties thereto of their respective obligations under this Note or the Security Agreement, or the consummation of the transactions contemplated by this Note or the Security Agreement;

(ii) any Loan or the actual or proposed use of the proceeds therefrom;

(iii) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Borrower, or any environmental liability related to the Borrower in any way; or

(iv) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (B) result from a claim brought by the Borrower against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under any Loan Document or (C) arise in connection with claims solely among the Indemnified Parties. This Section 13.2 shall only apply to Taxes that represent losses, claims, damages, or similar charges arising from a non-Tax claim.

(c) The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Note or the Security Agreement or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the date of this Note).

(d) All amounts due under Section 13.2 shall be payable not later than two (2) Business Days after demand is made for payment by the Noteholder.

(e) The Borrower agrees that will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 13.2 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding.

13.3 Governing Law. This Note, the Security Agreement, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, the Security Agreement, and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York.

13.4 Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 13.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

13.5 Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 13.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.6 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

13.7 Integration. This Note and the Security Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

13.8 Successors and Assigns. This Note may not be assigned or transferred by the Noteholder to any Person other than an Affiliate of the Noteholder. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

13.9 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

13.10 PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.

13.11 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

13.13 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.14 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

13.15 Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

13.16 Collateral Release. In order to facilitate entry into a Replacement LC Facility, the Noteholder agrees, concurrently with the execution of the definitive documentation delivered in connection with such Replacement LC Facility, to release its security interest in the Collateral to be pledged as collateral to secure the obligations under such Replacement LC Facility, and, to the extent applicable, enter into an intercreditor agreement or other similar agreement with the administrative agent, collateral agent or lender under such Replacement LC Facility, in form and substance reasonably satisfactory to the Noteholder, with respect to such portion of the Collateral as to which the Noteholder maintains a security interest following such release as contemplated by this Section 13.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

CHARAH, LLC

By	/s/ Scott Sewell
Name: Scott Sewell
Title: President & Chief Executive Officer

For the limited purposes of its agreement in Section 3.3 of the Note, Charah Solutions has executed this Note as of the date first written above.

CHARAH SOLUTIONS, INC.

By	/s/ Scott Sewell
Name: Scott Sewell
Title: President & Chief Executive Officer

EXHIBIT A

Payments on the Loan

Amount of Principal Paid	Unpaid Principal Amount of the Loan	Name of Person Making the Notation